As filed with the Securities and Exchange Commission on February 4, 2011.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Ferro Corporation
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0217820 (IRS Employer Identification Number)

1000 Lakeside Avenue, Cleveland, Ohio (Address of principal executive offices)	44114 (Zip Code)
2010 LONG-TERM INCENTIVE PLAN
(Full title of the plan)
Thomas R. Miklich
Vice President and Chief Financial Officer
Ferro Corporation
1000 Lakeside Avenue
Cleveland, Ohio 44114
(Name and address of agent for service)
(216) 641-8580
(Telephone number, including area code, of agent for service)
Please send copies of all communications to:

Mark H. Duesenberg Vice President, General Counsel and Secretary Ferro Corporation 1000 Lakeside Avenue Cleveland, Ohio 44114 (216) 641-8580	Suzanne K. Hanselman Baker & Hostetler LLP PNC Center 1900 East 9th Street Cleveland, Ohio 44114 (216) 621-0200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered(1)	share(2)	price(2)	registration fee
Common Stock, $1.00 par value	5,000,000 shares	$15.29	$76,450,000	$8,876

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of securities registered under this Registration Statement shall include an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the 2010 Long-Term Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on February 3, 2011.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference
     We are subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). We incorporate by reference into this Registration Statement the documents listed below:
(a)	our Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

(c)	our Current Reports on Form 8-K filed on February 18, 2010, March 3, 2010, April 20, 2010, May 6, 2010, May 10, 2010, June 2, 2010, June 28, 2010, July 1, 2010, July 20, 2010, July 27, 2010, August 11, 2010, August 24, 2010, September 27, 2010 and December 22, 2010;

(d)	the description of the Common Stock contained in our Registration Statement on Form S-8 (Registration No. 33-12397) filed on March 2, 1987; and

(e)	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
     We will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.
     In addition, any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
     Not Applicable.

Item 5.	Interests of Named Experts and Counsel
     None.

Item 6.	Indemnification of Directors and Officers
     Under Section 1701.13 of the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.
     Ohio law does not authorize indemnification for expenses of a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to be the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.
     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.
     Section 1701.13 of the Ohio Revised Code authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 1701.13.
     Our Amended Code of Regulations provides that we shall indemnify our present and former directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by the person because of his or her position with Ferro Corporation in connection with any threatened, pending or completed action, suit or proceeding. Each director of Ferro Corporation is, or is expected to become, a party to an indemnification agreement with Ferro Corporation. The indemnification agreement provides that we will indemnify, with certain limitations, such director against certain expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) in connection with any claim against such director arising out of such person’s status as a director of Ferro Corporation.
     In addition, Ferro Corporation maintains contracts insuring itself, with certain exclusions, against any liability to directors and officers that it may incur. We insure our directors and officers against liability and expenses, with certain exclusions, including attorneys’ fees, which they may incur because of their position with Ferro Corporation.

Item 7.	Exemption from Registration Claimed
     Not Applicable.

Item 8.	Exhibits
See Exhibit Index attached hereto and incorporated herein by reference.

Item 9.	Undertakings
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cleveland, Ohio, on February 4, 2011.

FERRO CORPORATION
By:	/s/ James F. Kirsch
James F. Kirsch
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Ferro Corporation, hereby severally constitute and appoint Mark H. Duesenberg our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Ferro Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of February 4, 2011.

Signature	Title

/s/ James F. Kirsch James F. Kirsch	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas R. Miklich Thomas R. Miklich	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Richard C. Brown Richard C. Brown	Director

/s/ Sandra Austin Crayton Sandra Austin Crayton	Director

/s/ Richard J. Hipple Richard J. Hipple	Director

/s/ Jennie S. Hwang Jennie S. Hwang	Director

/s/ Gregory E. Hyland Gregory E. Hyland	Director

/s/ William B. Lawrence William B. Lawrence	Director

Timothy K. Pistell	Director

Signature	Title

/s/ William J. Sharp William J. Sharp	Director

/s/ Ronald P. Vargo Ronald P. Vargo	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Eleventh Amended Articles of Incorporation of Ferro Corporation. (Reference is made to Exhibit 4.1 to Ferro Corporation’s Registration Statement on Form S-3, filed March 5, 2008, which Exhibit is incorporated here by reference.)

4.2	Certificate of Amendment to the Eleventh Amended Articles of Incorporation of Ferro Corporation filed December 29, 1994. (Reference is made to Exhibit 4.2 to Ferro Corporation’s Registration Statement on Form S-3, filed March 5, 2008, which Exhibit is incorporated here by reference.)

4.3	Certificate of Amendment to the Eleventh Amended Articles of Incorporation of Ferro Corporation filed June 23, 1998. (Reference is made to Exhibit 4.3 to Ferro Corporation’s Registration Statement on Form S-3, filed March 5, 2008, which Exhibit is incorporated here by reference.)

4.4	Amended and Restated Code of Regulations. (Reference is made to Exhibit 3.4 to Ferro Corporation’s Quarterly Report on Form 10-Q for the three months ended September 30, 2010 (File No. 001-00584), which Exhibit is incorporated herein by reference).

10.1	Ferro Corporation 2010 Long-Term Incentive Plan (Reference is made to Exhibit 10.1 to Ferro Corporation’s Current Report on Form 8-K, filed May 6, 2010, which Exhibit is incorporated here by reference.)

5	Opinion of Baker & Hostetler LLP, counsel to Ferro Corporation.

23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (included on the signature pages of this Registration Statement)